SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*


                                SITEL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   82980K 10 7
                       ---------------------------------
                                 (CUSIP Number)


                      January 1, 2002 to December 31, 2002
--------------------------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]      Rule 13d-1(b)

     [X]      Rule 13d-1(c)

     [ ]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

---------------------
CUSIP NO. 82980K 10 7
---------------------
------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Private Equity Investors IV, L.P.

------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a)  [  ]

                                                (b)  [  ]
------------------------------------------------------------
 3.     SEC USE ONLY


------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------
                5.      SOLE VOTING POWER
  NUMBER OF             5,555,671
    SHARES      ----------------------------------------
BENEFICIALLY    6.      SHARED VOTING POWER
  OWNED BY              0
    EACH        ----------------------------------------
 REPORTING      7.      SOLE DISPOSITIVE POWER
   PERSON               5,555,671
    WITH        --------------------------------
                8.      SHARED DISPOSITIVE POWER
                        0
------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                        5,555,671
------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                      [  ]
------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        7.5%
------------------------------------------------------------
12.     TYPE OF REPORTING PERSON

                        PN
------------------------------------------------------------

                               Page 2 of 10 pages

---------------------
CUSIP NO. 82980K 10 7
---------------------
------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 Rohit M. Desai Associates IV, LLC
------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a)  [  ]

                                                (b)  [  ]
------------------------------------------------------------
 3.     SEC USE ONLY


------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------
                5.      SOLE VOTING POWER
  NUMBER OF             5,555,671
    SHARES      ----------------------------------------
BENEFICIALLY    6.      SHARED VOTING POWER
  OWNED BY              0
    EACH        ----------------------------------------
 REPORTING      7.      SOLE DISPOSITIVE POWER
   PERSON               5,555,671
    WITH       ----------------------------------------
                8.     SHARED DISPOSITIVE POWER
                       0
------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                       5,555,671
------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                [  ]
------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        7.5%
------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
                OO
------------------------------------------------------------


                               Page 3 of 10 pages

---------------------
CUSIP NO. 82980K 10 7
---------------------
------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Desai Capital Management Incorporated

------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                           (a)  [  ]

                                           (b)  [  ]
-------------------------------------------------------------
 3.     SEC USE ONLY


------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------
                5.      SOLE VOTING POWER
  NUMBER OF             5,555,671
    SHARES      ----------------------------------------
BENEFICIALLY    6.      SHARED VOTING POWER
  OWNED BY              0
    EACH        ----------------------------------------
 REPORTING      7.      SOLE DISPOSITIVE POWER
   PERSON               5,555,671
    WITH        ----------------------------------------
                8.      SHARED DISPOSITIVE POWER
                        0
------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                       5,555,671
------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                      [  ]
------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        7.5%
------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
                IA
------------------------------------------------------------


                               Page 4 of 10 pages

---------------------
CUSIP NO. 82980K 10 7
---------------------
------------------------------------------------------------
 1.     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Rohit M. Desai
------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                (a)  [  ]

                                                (b)  [  ]
------------------------------------------------------------
 3.     SEC USE ONLY


------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                        U.S.A.
------------------------------------------------------------
                5.     SOLE VOTING POWER
  NUMBER OF            5,595,671
    SHARES      ----------------------------------------
BENEFICIALLY    6.      SHARED VOTING POWER
  OWNED BY              0
    EACH        ----------------------------------------
 REPORTING      7.      SOLE DISPOSITIVE POWER
   PERSON               5,595,671
    WITH        ----------------------------------------
                8.      SHARED DISPOSITIVE POWER
                        0
------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
                        5,595,671
------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES
                                                [  ]
------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                      7.5%
------------------------------------------------------------
12.     TYPE OF REPORTING PERSON
                IN
------------------------------------------------------------


                               Page 5 of 10 pages

CUSIP NO.  82980K 10 7

ITEM 1.

    (a)     Name of Issuer:  SITEL Corporation

    (b)     Address of Issuer's Principal Executive Offices:
                 111 S. Calvert Street - Suite 1900
                 Baltimore, MD 21202-6189

ITEM 2.

    (a)     Name of Person Filing:
                 Private Equity Investors IV, L.P. ("PEI IV");
                 Rohit M. Desai Associates IV, LLC
                         ("RMDA IV");
                 Desai Capital Management Incorporated
                         ("Desai Capital"); and
                 Rohit M. Desai

    (b)     Address of Principal Business Office or, if none, Residence

                 For PEI IV, RMDA IV, Desai Capital, and
                         Rohit M. Desai:

                 410 Park Avenue, Suite 830
                 New York, NY 10022

    (c)     Citizenship:

                 For PEI IV and RMDA IV: Delaware
                 For Desai Capital: New York
                 For Rohit M. Desai: U.S.A.

    (d)     Title of Class of Securities:

                 Common Stock, par value $0.001 per share

    (e)     CUSIP Number:  82980K 10 7

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO
         RULE 13d-1(b), OR 13d-2(b), CHECK
         WHETHER THE PERSON IS A:

        This statement is filed pursuant to Rule 13d-1(b) only with respect to Desai Capital:

        (a)  [ ]    Broker or Dealer registered under Section 15 of the Act

        (b)  [ ]    Bank as defined in section 3(a)(6) of the Act


                               Page 6 of 10 pages

        (c)  [ ]    Insurance Company as defined in section 3(a)(19) of the Act

        (d)  [ ]    Investment Company registered under section 8 of the
                    Investment Company Act

        (e)  [X]    Investment Adviser registered under section 203 of
                    the Investment Advisers Act of 1940- For Desai Capital only

        (f)  [ ]    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                    1974 or Endowment Fund, see section 240.13d-1(b)(1)(ii)(F)

        (g)  [ ]    Parent Holding Company, in accordance with section 240.13d-
                    1(b)(ii)(G) (Note:  See Item 7)

        (h)  [ ]    Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP

        (a)     Amount Beneficially Owned:  5,555,671

                PEI IV, RMDA IV and Desai Capital:  5,555,671

                Rohit M. Desai:  5,595,671

        (b)     Percent of Class:  7.5%

        (c)     Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:

                       PEI IV, RMDA IV and Desai Capital:  5,555,671

                       Rohit M. Desai:  5,595,671

                (ii)   shared power to vote or to direct the vote: 0

               (iii)   sole power to dispose or direct the disposition of:

                       PEI IV, RMDA IV and Desai Capital:  5,555,671

                       Rohit M. Desai:  5,595,671

                (iv)   shared power to dispose or direct the disposition of: 0

         Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, RMDA IV, Desai Capital, and Rohit M. Desai hereby declare that the filing of this Statement shall not be construed as an admission that any person other than PEI IV is the beneficial owner of any securities covered by this Statement.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON
         BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10.

         The certification on (a) below is made only by Desai Capital.

         (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         The certification in (b) below is made only by PEI IV, RMDA IV, and Rohit M. Desai.


                               Page 8 of 10 Pages

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 9 of 10 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 1, 2003

                                              PRIVATE EQUITY INVESTORS IV, L.P.
                                              By:  Rohit M. Desai Associates IV,
                                                        LLC, its general partner


                                              By:  /s/ Rohit M. Desai
                                                 -------------------------------
                                              Name:  Rohit M. Desai
                                              Title: Managing Member


                                              ROHIT M. DESAI ASSOCIATES IV, LLC



                                              By:  /s/ Rohit M. Desai
                                                 -------------------------------
                                              Name:  Rohit M. Desai
                                              Title: Managing Member


                                              DESAI MANAGEMENT INCORPORATED



                                              By:  /s/ Rohit M. Desai
                                                 -------------------------------
                                              Name:  Rohit M. Desai
                                              Title: President



                                              /s/ Rohit M. Desai
                                              ----------------------------------
                                              Rohit M. Desai


                               Page 10 of 10 pages

                                  EXHIBIT INDEX

        Exhibit       Description
        ---------------------------

        Exhibit A     Agreement of Joint Filing, dated as of April 1, 2003,
                      by and among Private Equity Investors IV, L.P., Rohit M.
                      Desai Associates IV, LLC, Desai Management Incorporated and Rohit M. Desai.

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G, and any amendments thereto, with respect to the Common Stock, par value $0.001 per share, of SITEL Corporation and that this agreement be included as an Exhibit to such filing.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of April 1, 2003.

                                              PRIVATE EQUITY INVESTORS IV, L.P.
                                              By:  Rohit M. Desai Associates IV,
                                                        LLC, its general partner


                                              By:  /s/ Rohit M. Desai
                                                 -------------------------------
                                              Name:  Rohit M. Desai
                                              Title: Managing Member


                                              ROHIT M. DESAI ASSOCIATES IV, LLC



                                              By:  /s/ Rohit M. Desai
                                                 -------------------------------
                                              Name:  Rohit M. Desai
                                              Title: Managing Member


                                              DESAI MANAGEMENT INCORPORATED



                                              By:  /s/ Rohit M. Desai
                                                 -------------------------------
                                              Name:  Rohit M. Desai
                                              Title: President



                                              /s/ Rohit M. Desai
                                              ----------------------------------
                                              Rohit M. Desai